                                                                    Exhibit 99.3

CELLIT, INC.

CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000
TOGETHER WITH REPORT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Report of Independent Certified Public Accountants

To the Board of Directors of Cellit, Inc.:

We have audited the accompanying consolidated balance sheets of Cellit, Inc. (a Florida corporation) and subsidiary (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cellit, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP



Miami, Florida,
February 8, 2002.

CELLIT, INC.

CONSOLIDATED BALANCE SHEETS


                                                                                               December 31,
                                                                                    ----------------------------------
                                     ASSETS                                              2001               2000
                                     ------                                         ---------------     --------------
CURRENT ASSETS:
  Cash and cash equivalents                                                         $        85,708     $    7,391,467
  Accounts receivable, net                                                                1,187,921          1,773,432
  Inventories                                                                               611,776            308,050
  Other current assets                                                                      790,597            877,679
                                                                                    ---------------     --------------
             Total current assets                                                         2,676,002         10,350,628
PROPERTY AND EQUIPMENT, net                                                               1,991,043          3,208,559
OTHER ASSETS                                                                                142,521            203,089
                                                                                    ---------------     --------------

             Total assets                                                           $     4,809,566     $   13,762,276
                                                                                    ===============     ==============

                      LIABILITIES AND SHAREHOLDERS' DEFICIT
                      -------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                                                  $     1,152,906     $    1,757,515
  Accrued expenses                                                                        2,388,074            708,136
  Current portion of capital lease obligations                                            1,044,065            747,949
  Borrowings under line of credit agreement                                               1,915,020             -
  Short term note payable                                                                 1,000,000             -
  Deferred revenue and customer deposits                                                  4,390,502          3,266,930
                                                                                    ---------------     --------------
             Total current liabilities                                                   11,890,567          6,480,530
CAPITAL LEASE OBLIGATIONS, net of current portion                                           628,599          1,412,965
LONG-TERM LIABILITIES                                                                       978,019            133,400
                                                                                    ---------------     --------------
             Total liabilities                                                           13,497,185          8,026,895
                                                                                    ---------------     --------------
REDEEMABLE CONVERTIBLE PREFERRED STOCK - $.001 par
  value, 25,000,000 shares authorized:
     Series A - 8,632,478 issued and outstanding,
       $12,216,333 redemption value at December 31, 2001                                 11,857,744         11,015,782
     Series B - 8,408,390 issued and outstanding,
       $22,524,025 redemption value at December 31, 2001                                 22,439,547         20,802,501
                                                                                    ---------------     --------------
             Total redeemable convertible preferred stock                                34,297,291         31,818,283
                                                                                    ---------------     --------------
COMMITMENTS AND CONTINGENCIES (Note 12)
SHAREHOLDERS' EQUITY:
  Common stock - $.001 par value, 50,000,000 shares authorized, 16,281,383 and
     18,256,383 shares issued and outstanding in 2001 and 2000                               16,281             18,256
  Additional paid-in capital                                                              7,420,781          8,542,064
  Notes receivable                                                                          -               (1,180,299)
  Accumulated deficit                                                                   (50,421,972)       (33,462,923)
                                                                                    ---------------     --------------
             Total shareholders' deficit                                                (42,984,910)       (26,082,902)
                                                                                    ---------------     --------------

             Total liabilities and shareholders' deficit                            $     4,809,566     $   13,762,276
                                                                                    ===============     ==============

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

CELLIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         Years Ended December 31,
                                                                                    ---------------------------------
                                                                                         2001               2000
                                                                                    ----------------   --------------
REVENUES:

   System sales                                                                     $      3,073,580   $     2,431,547
   System service and support                                                              2,025,841         2,667,102
                                                                                    ----------------   ---------------
              Total revenues                                                               5,099,421         5,098,649
                                                                                    ----------------   ---------------

COSTS OF SALES AND SERVICE:
   Cost of system sales                                                                      791,773           706,144
   Cost of system service and support                                                      2,960,612         3,933,859
                                                                                    ----------------   ---------------
              Total costs of sales and service                                             3,752,385         4,640,003
                                                                                    ----------------   ---------------

              Gross profit                                                                 1,347,036           458,646
                                                                                    ----------------   ---------------

OPERATING EXPENSE:
   Development                                                                             4,012,254         4,583,946
   Sales and marketing                                                                     6,485,172         7,862,959
   General and administrative                                                              4,997,844         2,972,527
                                                                                    ----------------   ---------------
              Total operating expenses                                                    15,495,270        15,419,432
                                                                                    ----------------   ---------------

              Operating loss                                                             (14,148,234)      (14,960,786)
                                                                                    ----------------   ---------------

OTHER INCOME (EXPENSE):
   Interest income                                                                           160,221           395,300
   Interest expense                                                                         (421,439)         (538,667)
   Other, net                                                                                (70,589)           (3,152)
                                                                                    ----------------   ---------------
              Total other income (expense)                                                  (331,807)         (146,519)
                                                                                    ----------------   ---------------

              Net loss                                                                   (14,480,041)      (15,107,305)

DIVIDENDS ON PREFERRED STOCK                                                              (2,319,416)       (1,465,806)
                                                                                    ----------------   ---------------

              Net loss attributable to common stockholders                          $    (16,799,457)  $   (16,573,111)
                                                                                    ================   ===============

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

CELLIT, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000




                                        Common Stock           Additional
                               -----------------------------     Paid-In           Notes          Accumulated
                                   Shares          Amount        Capital        Receivable          Deficit             Total
                               ---------------  -----------  ---------------  ---------------  -----------------   ----------------

BALANCE, December 31, 1999          15,676,250  $    15,676  $     7,291,563  $       -        $     (16,740,444)  $     (9,433,205)

   Dividends accrued
   on preferred stock                  -               -             -                -               (1,465,806)        (1,465,806)
   Accretion of carrying
   value of preferred stock            -               -             -                -                 (149,368)          (149,368)
   Exercise of stock options         2,581,633        2,582        1,250,979       (1,180,299)         -                     73,262
   Purchase and retirement of
   treasury shares                      (1,500)          (2)            (478)         -                -                       (480)
   Net loss                            -               -             -                -              (15,107,305)       (15,107,305)
                               ---------------  -----------  ---------------  ---------------  -----------------   ----------------

BALANCE, December 31, 2000          18,256,383       18,256        8,542,064       (1,180,299)       (33,462,923)       (26,082,902)

   Dividends accrued
   on preferred stock                  -               -             -                -               (2,319,416)        (2,319,416)
   Accretion of carrying
   value of preferred stock            -               -             -                -                 (159,592)          (159,592)
   Collection of notes
   receivable                          -               -             -                 57,387          -                     57,387
   Exercise of stock
   options                             393,750          394          380,231         (378,000)         -                      2,625
   Issuance of warrants                -               -               7,302          -                -                      7,302
   Purchase and retirement
   of treasury shares               (2,368,750)      (2,369)      (1,508,816)       1,500,912          -                    (10,273)
   Net loss                            -               -             -                -              (14,480,041)       (14,480,041)
                               ---------------  -----------  ---------------  ---------------  -----------------   ----------------

BALANCE, December 31, 2001          16,281,383  $    16,281  $     7,420,781  $       -        $     (50,421,972)  $    (42,984,910)
                               ===============  ===========  ===============  ===============  =================   ================


The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

CELLIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                           Years Ended December 31,
                                                                                     ------------------------------------
                                                                                          2001                 2000
                                                                                     ----------------     ---------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                          $   (14,480,041)     $   (15,107,305)
   Adjustments to reconcile net loss to net cash used in
     operating activities-
       Depreciation and amortization                                                       1,549,578            1,290,512
       Expense related to issuance of warrants                                                 7,302             -
       Provision for bad debts                                                               157,693              183,283
       Interest accrued on convertible notes                                                 -                    232,565
       Changes in operating assets and liabilities:
         Accounts receivable                                                                 427,818              152,130
         Inventories                                                                        (303,726)             127,368
         Other current assets                                                                 87,082             (782,245)
         Other assets                                                                         60,568             (103,602)
         Accounts payable                                                                   (604,609)             166,547
         Accrued expenses                                                                  1,679,938               86,570
         Deferred revenue and customer deposits                                            1,123,572            2,963,584
         Long-term liabilities                                                               844,619              (44,600)
                                                                                     ---------------      ---------------
              Net cash used in operating activities                                       (9,450,206)         (10,835,193)
                                                                                     ---------------      ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                                                       -                  (360,960)
   Proceeds from disposal of property and equipment                                            4,167               -
                                                                                     ---------------      ---------------
              Net cash provided by (used in) investing activities                              4,167             (360,960)
                                                                                     ---------------      ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Purchase of treasury stock                                                                (10,273)                (480)
   Payments of capital lease obligations                                                    (824,479)            (471,237)
   Net proceeds from issuance of preferred stock                                              -                 4,911,856
   Proceeds from exercise of stock options                                                     2,625               73,262
   Collection of notes receivable                                                             57,387               -
   Borrowings under line of credit                                                         5,783,282               -
   Repayments of line of credit                                                           (3,868,262)              -
   Borrowings under short term note payable                                                1,000,000               -
   Proceeds from issuance of convertible notes                                                -                 8,842,200
                                                                                     ---------------      ---------------
              Net cash provided by financing activities                                    2,140,280           13,355,601
                                                                                     ---------------      ---------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      (7,305,759)           2,159,448
CASH AND CASH EQUIVALENTS, beginning of year                                               7,391,467            5,232,019
                                                                                     ---------------      ---------------
CASH AND CASH EQUIVALENTS, end of year                                               $        85,708      $     7,391,467
                                                                                     ===============      ===============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                                            $       342,570      $       301,913
                                                                                     ===============      ===============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
   AND FINANCING ACTIVITIES:
     Equipment acquired under capital lease obligations                              $       336,229      $     1,484,129
     Accretion of carrying value of preferred stock                                          159,592              149,368
     Dividends accrued on preferred stock                                                  2,319,416            1,465,806
     Purchase of treasury stock by cancellation of note receivable                         1,500,912               -
     Conversion of convertible notes                                                          -                15,120,137

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements

CELLIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

1    NATURE OF OPERATIONS

Cellit, Inc. ("Cellit" or the "Company"), which commenced operations in 1996, is a developer of software to automate customer interactions. When installed on an industry standard server, Cellit's flagship product, ContactPro(TM), offers a comprehensive solution for managing all forms of customer interactions, including inbound and outbound phone calls, e-mail, web collaboration, chat and faxes. The management of these interactions includes the routing, monitoring, recording and reporting of the contacts.

Management operated the business as one segment. On January 14, 2002, the Company was sold to Davox Corporation ("Davox"). See Note 14.

2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Consolidation

The consolidated financial statements include the results of the Company and its wholly-owned subsidiary, FiberTel, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

       Basis of Presentation

The consolidated financial statements of the Company have been prepared on the accrual basis of accounting.

       Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Cash and Cash Equivalents

All highly liquid instruments with an original maturity of three months or less when acquired are considered cash and cash equivalents. There were no cash equivalents at December 31, 2001 and 2000.

       Accounts Receivable

Accounts receivable are from end-users and resellers of the Company's products. The Company performs periodic credit evaluations of its customers and provides allowances for doubtful accounts as required.

CELLIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

A rollforward of the allowance for doubtful accounts is as follows:

                                                2001                2000
                                           ---------------     --------------

Balance, beginning of year ............    $       233,283     $       50,000
   Provision ..........................            157,693            183,283
   Write-offs .........................            -                   -
                                           ---------------     --------------
Balance, end of year ..................    $       390,976     $      233,283
                                           ===============     ==============


       Inventories

Inventories, which consist primarily of system components, parts and supplies, are stated at the lower of cost or market with cost determined on a weighted-average cost basis. Management performs periodic assessments to determine the existence of obsolete, slow-moving and non-sellable inventories and records necessary provisions to reduce such inventories to net realizable value.

       Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.

       Revenue Recognition

The Company follows Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"). SOP 97-2 requires companies to defer revenue and profit recognition if certain required criteria of a sale are not met. In addition, SOP 97-2 requires that revenue recognized from software arrangements is to be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. The Company licenses software under noncancellable license agreements. Included in system sales revenues are ContactPro(TM) hardware and software sales.

System, service and support revenues consist of voice and data technology, consulting, installation, maintenance and training fees. System sales revenues have generally been recognized on a subscription basis, amortized to revenue over the term of the underlying maintenance agreement, beginning on the date of installation. Revenue from maintenance agreements for maintaining, supporting and providing periodic upgrades is recognized ratably over the maintenance period, which is typically twelve months.

Costs of systems sales primarily include the direct ContactPro(TM) product cost. System, service and support costs consist primarily of integration product cost and salaries, benefits and overhead related to providing consulting, installation, maintenance and training to the Company's customers. Costs of system sales are recognized in the period that the related revenue is recognized.

CELLIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

       Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which utilizes the liability method and requires deferred taxes to be determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. SFAS No. 109 permits the recognition of deferred tax assets. Deferred income tax provisions and benefits are based on the changes to the deferred tax asset or liability from period to period.

       Fair Value of Financial Instruments

At December 31, 2001 and 2000, the carrying amount of cash and cash equivalents, accounts receivable, short term notes payable, accounts payable and borrowings under the line of credit agreement approximates fair value due to the short term nature of these accounts.

       Software Development Costs

In accordance with SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed," the Company examines its software development costs after technological feasibility has been established to determine the amount of capitalization that is required. For all periods presented herein, the technological feasibility of the Company's products was established based upon the completion of a working model and, as a result, software development costs qualifying for capitalization are immaterial. There were no capitalized software development costs at December 31, 2001 and 2000.

       Stock-Based Compensation

The Company follows the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") in accounting for stock-based transactions with nonemployees and accordingly, records compensation expense in the consolidated statements of operations for such transactions. The Company continues to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" for transactions with employees, as permitted by SFAS No. 123.

       Comprehensive Income (Loss)

The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and disclosure of comprehensive income and its components, which are presented in association with a Company's financial statements. There were no items of other comprehensive income, and, thus, net loss is equal to comprehensive loss for all periods presented.

CELLIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

       Recently Issued Accounting Standards

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" ("SFAS 141"). SFAS 141 addresses financial accounting and reporting for business combinations and supercedes Accounting Principles Board Opinion No. 16, "Business Combinations" and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises". As established by SFAS 141, all business combinations are to be accounted for under the purchase method. SFAS 141 was effective June 30, 2001. The adoption of SFAS 141 did not have an impact on the Company's financial position, results of operations or cash flows.

In July 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition. SFAS 142 also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS 142 is effective for fiscal years beginning after December 15, 2001. Impairment loss for goodwill arising from the initial application of SFAS 142 is to be reported as resulting from a change in accounting principle. The Company does not expect the adoption of SFAS 142 to have a significant impact on its financial position, results of operations or cash flows.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company believes the adoption of SFAS No. 143 will not have a material impact on its financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business (as previously defined in that opinion). SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The Company believes the adoption of SFAS No. 144 will not have a material impact on its financial position or results of operations.

CELLIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

3    PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

                                                            December 31,
                                      Estimated     ---------------------------
                                     Useful Life        2001           2000
                                    -------------   ------------   ------------
Equipment and software              3 years         $  4,052,475   $  3,876,185
Furniture and fixtures              4 years              594,491        462,815
Trade show equipment                3 years              192,453        326,563
Leasehold improvements              Life of lease        663,811        663,811
                                                    ------------   ------------
         Total                                         5,503,230      5,329,374
Less - accumulated depreciation
         and amortization                             (3,512,187)    (2,120,815)
                                                    ------------   ------------
                                                    $  1,991,043   $  3,208,559
                                                    ============   ============

Property and equipment includes gross assets held under capital leases of $3,097,402 and $2,761,173 at December 31, 2001 and 2000, respectively.

4    ACCRUED EXPENSES

Accrued expenses consists of the following:

                                                       2001            2000
                                                    ------------     -----------
Rent                                                $    406,021     $     -
Compensation-related                                     673,187        496,035
Accrued commissions                                      511,653         27,035
Other                                                    797,213        185,066
                                                    ----------     ------------
                                                    $  2,388,074     $  708,136
                                                    ============     ===========


During 2001, the Company vacated certain office space and has recorded an accrual in the aggregate amount of $1,261,115 representing its liability, net of anticipated sublease rentals. Such amount is included in accrued expenses and long-term liabilities in the accompanying 2001 consolidated balance sheet. Any changes in the Company's estimated liability will be recorded in the period that the Company becomes aware of events or conditions giving rise to these changes.

5    LINE OF CREDIT AGREEMENT

In August 1999, the Company entered into a $2 million line of credit agreement with a bank which bears interest at the prime rate plus 1%. Interest is payable monthly with principal due on demand. The line of credit is secured by the Company's accounts receivable and inventories. Advances under the line of credit are based on a lending formula of 80% of domestic eligible receivables and 30% of eligible inventories. All financial covenants relating to this line of credit agreement were waived by the bank through June 30, 2001.

CELLIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

Subsequent to June 30, 2001, the Company was not in compliance with its debt covenants. Accordingly, all borrowings outstanding under the line of credit at December 31, 2001 were due on demand. See Note 14.

6    SHORT TERM NOTE PAYABLE

On June 6, 2001, the Company entered into a $1 million promissory note with a Series B Preferred Shareholder. The note bears interest at 12% and matures on June 6, 2002. See Note 14.

7    INCOME TAXES

A summary of deferred taxes is as follows:

                                                       December 31,
                                           ----------------------------------
                                                2001                2000
                                           ---------------     --------------
Allowance for doubtful accounts            $       152,000     $       91,000
Deferred rent                                       48,000             52,000
Interest on convertible notes                      (91,000)           (91,000)
Net operating loss carryforward                 15,210,000         10,140,000
Valuation allowance                            (15,319,000)       (10,192,000)
                                           ---------------     --------------
                                           $        -          $      -
                                           ===============     ==============

As of December 31, 2001, the Company had approximately $39.6 million of net operating loss carryforwards available to offset future taxable earnings which expire at various dates through 2021. At December 31, 2001 and 2000, the Company recorded a full valuation allowance for the deferred tax assets as the Company's ability to realize these benefits is not "more likely than not."

8    REDEEMABLE CONVERTIBLE PREFERRED STOCK

In November 1998, the Company issued 8,547,008 shares of the Company's authorized Series A Redeemable Convertible Preferred Stock ("Series A") for $1.17 per share. Net proceeds from the Series A shares totaled $9,325,189, net of related issuance costs of $674,811.

In September 1999, the Company issued 85,470 shares of Series A for $1.17 per share to a Director of the Company. Net proceeds from the issuance of these shares totaled $100,000.

In 2000, the Company issued 8,408,390 shares of the Company's authorized Series B Redeemable Convertible Preferred Stock ("Series B") for $2.40 per share. Net proceeds from the Series B shares totaled $20,031,992, net of related issuance costs of $123,144.

The Series A and Series B shares rank senior to shares of the Company's common stock in respect to the right to participate in the payment of dividends, if declared, or liquidation of the Company. The holders of Series A and Series B shares may convert their preferred shares into common stock on a 1:1 basis at any time.

CELLIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

The Company has no unilateral exercisable right to repurchase or redeem any shares of preferred stock. Beginning November 23, 2003, sixty days after the fifth anniversary of the closing date, any holder of preferred stock may require the Company to redeem the shares in three annual installments. For Series A shares, the redemption amount will be equal to the higher of the Series A purchase price of $1.17 plus a 7% compounded dividend, or the proportionate fair market value of the Company. For Series B shares, the redemption amount will be equal to the higher of the Series B purchase price of $2.40 plus an 8% compounded dividend, or the proportionate fair market value of the Company.

As of December 31, 2001, the Company had accrued dividends at the rate of 7% on the Series A shares aggregating $2,116,333. As of December 31, 2001, the Company had accrued dividends at the rate of 8% on the Series B shares aggregating $2,368,889.

The preferred shares will be converted under certain conditions into common stock with the filing of a registration statement under the Securities Act of 1933.

The carrying value of the preferred shares is increased by periodic accretion using the effective interest method, so that the carrying amount will equal the mandatory redemption amount at the earliest redemption date.

A rollforward of Series A and Series B is as follows:

                                                  Redeemable Convertible
                                                      Preferred Stock
                                             ----------------------------------
                                                Series A           Series B

BALANCE, December 31, 1999                   $   10,171,116     $      -
   Dividends accrued                                709,333             756,473
   Accretion of carrying value                      135,333              14,035
   Issuance of Series B, net of expenses            -                20,031,993
                                             --------------     ---------------
BALANCE, December 31, 2000                       11,015,782          20,802,501
   Dividends accrued                                707,000           1,612,416
   Accretion of carrying value                      134,962              24,630
                                             --------------     ---------------
BALANCE, December 31, 2001                   $   11,857,744     $    22,439,547
                                             ==============     ===============

9    EQUITY BRIDGE FINANCING

During the year ended December 31, 2000 and 1999, the Company received approximately $8.8 million and $6 million, respectively, in bridge financing in the form of convertible notes. The face value of the notes and related interest accruals of $277,937 were converted into Series B during 2000.

CELLIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

10   EQUITY TRANSACTIONS

In December 1999, a Director of the Company exercised 300,000 stock options. Net proceeds to the Company from this exercise totaled $134,000. The stock options exercise was made subject to a repurchase agreement whereby ownership in the shares vest 25% each year. If the Director's involvement with the Company terminates for any reason within the four-year vesting period the Company has the right to repurchase any non-vested shares of common stock at the original exercise price. As of December 31, 2001, the Director was still involved with the Company.

Employees of the Company exercised a total of 393,750 and 2,581,633 stock options during 2001 and 2000, respectively. Net proceeds to the Company totaled $2,625 in 2001 and $73,262 in 2000. Employees of the Company have the opportunity to exercise both vested and non-vested portions of their outstanding stock options. Any stock issues resulting from the exercise of non-vested options are made subject to a repurchase agreement whereby ownership in the shares vests consistent with the vesting terms of the underlying options. If the employees' involvement with the Company terminates for any reason within the applicable vesting period the Company has the right to repurchase any non-vested shares of common stock at the original exercise price.

Certain officers and employees were also authorized to exercise their options by signing a promissory note secured by the newly issued associated shares. The promissory notes accrue interest at an agreed upon market rate. The promissory notes have four-year terms and mature on the anniversary of the original signing of the note ranging from March through November 2004. As of December 31, 2000, the total notes receivable and accrued interest associated with the exercise of common stock options amounted to $1,180,299. On December 17, 2001, the Board of Directors passed a resolution to repurchase, at the original option exercise prices, all shares securing the remaining associated notes receivable from officers and employees.

In connection with entering into a master lease agreement, the Company granted a warrant to purchase 31,250 shares of Series B Preferred Stock. Expense related to the warrant was $7,302 for 2001, using the Black-Scholes fair value model and assumptions detailed in Note 11.

11   STOCK OPTIONS

The Company has reserved 1,000,000 shares of its common stock for issuance under its 1997 Stock Option Plan (the "1997 Plan"). Under the 1997 Plan, incentive stock options are available to individuals not possessing more than 10% of the total combined voting power of Cellit's stock, and nonqualified stock options may be granted to consultants, directors or employees of Cellit. The terms of each option agreement are determined by the Compensation Committee of the Board of Directors (the "Committee"). The exercise price of incentive stock options may not be less than the fair market value of the underlying common stock at the date of grant and their terms may not exceed ten years. The shares underlying the stock options have significant restrictions including the inability to sell or otherwise dispose of except in the event of an initial public offering with a minimum of $25 million in gross proceeds to the

CELLIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

Company at a post-IPO valuation of not less than $100 million. On the dates of grant, the exercise price of the stock options approximated the fair value of the underlying common stock as determined by the Board of Directors and supported by a subsequent independent valuation performed in February 1999. There were 48,600 options exercisable under the 1997 Plan as of December 31, 2001 and 49,600 options exercisable under the 1997 Plan at December 31, 2000. All options issued under the 1997 Plan vest over a three year period. There are 615,717 options available under the 1997 Plan as of December 31, 2001.

The Company has reserved 4,200,000 shares of its common stock for issuance under its 1999 Stock Option Plan (the "1999 Plan"). Under the 1999 Plan, incentive stock options are available to individuals not possessing more than 10% of the total combined voting power of Cellit's stock or more than 10% of the value of all classes of stock. If an individual does exceed the ownership limits, they may only receive incentive stock options if the purchase price of the options is 110% of the fair market value of the underlying common stock and if the options are not exercisable for at least five years after the grant date. Non-qualified options may be granted to directors, officers, employees, consultants and advisors of Cellit. The terms of each option agreement are determined by the Committee. The exercise price of incentive stock options may not be less than the fair market value of the underlying common stock at the date of grant and their terms may not exceed ten years. The exercise price of non-qualified stock options shall be determined by the Committee and cannot be less than 25% of the fair market value of the underlying common stock at the date of grant. There are 625,640 options available under the 1999 Plan as of December 31, 2001.

The shares underlying the stock options have significant restrictions including the inability to sell or otherwise dispose of the stock except in the event of the shares being registered under the Securities Act of 1933. On the dates of grant the exercise price of the stock options approximated the fair value of the underlying common stock as determined by the Board of Directors and supported by subsequent independent and internally prepared valuations.

The Company granted 787,650 and 2,026,500 options in 2001 and 2000, respectively, under the 1999 Plan. There were 311,359 options exercisable under the 1999 Plan as of December 31, 2001. All options issued under the 1999 Plan vest over a four year period.

CELLIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

A summary of stock option activity is as follows:

                                                                 Exercise Price
                                                            ------------------------
                                            Number of                     Weighted
                                              Shares          Range        Average
                                           -----------    ------------     -------
Options outstanding, December 31, 1999 ...   2,024,283    $ .04 -  .70     $   .35
   Granted ...............................   2,026,500      .70                .70
   Forfeitures ...........................    (611,750)     .32 -  .70         .60
   Exercised .............................  (2,581,633)     .04 -  .70         .57
                                           -----------    ------------     -------
Options outstanding, December 31, 2000 ...     857,400      .07 -  .70         .57
   Granted ...............................     787,650     1.00               1.00
   Forfeitures ...........................    (568,040)     .32 - 1.00         .79
   Exercised .............................    (393,750)     .70 - 1.00         .97
                                           -----------    ------------     -------
Options outstanding, December 31, 2001 ...     683,260    $ .07 - 1.00     $   .67
                                           ===========    ============     =======
Options exercisable, December 31, 2001 ...     359,959
                                           ===========


Additional information regarding options outstanding at December 31, 2001 is as follows:

                         Options Outstanding                Options Exercisable
                --------------------------------------    ------------------------
                   Number                                    Number
                 Outstanding     Weighted     Weighted     Exercisable    Weighted
                    as of        Average       Average        as of        Average
  Exercise      December 31,   Contractual    Exercise    December 31,    Exercise
    Price           2001           Life         Price         2001          Price
----------      ------------   -----------    --------    ------------    --------

$        .07        48,600        5.3         $   .07          48,600     $   .07
         .32       185,000        7.6             .32         112,935         .32
         .70       175,250        8.2             .70         145,272         .70
        1.00       274,410        9.1            1.00          53,152        1.00
------------    ------------     -----        -------       ---------      -----
$   .07-1.00       683,260        8.2         $   .67         359,959     $   .54
============    ============     =====        =======       =========     =======

The Company applies APB Opinion No. 25 and related interpretations in accounting for options granted to employees. Accordingly, no compensation cost has been recognized related to such grants as the options were granted at an exercise price which approximated the current market price based on a valuation of the Company. Had compensation cost for options been based on fair value at the grant dates for awards under the 1999 Plan and 1997 Plan consistent with the methodologies of SFAS 123, the Company's net loss would have been increased to the pro forma amount indicated below:

                                           2001                 2000
                                      ---------------      ---------------
Net loss as reported ................ $   (14,480,041)     $   (15,107,305)
Pro forma net loss ..................     (14,658,468)         (15,339,870)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes model with the following assumptions: expected volatility of ..0001%; risk-free interest rate of 5% and 5.16% in 2001 and 2000, respectively; expected dividends of $0; and expected terms of 6 years and 7 years for the options issued under the 1999 Plan and 1997 Plan, respectively.

CELLIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

12   COMMITMENTS AND CONTINGENCIES

       Lease Commitments

The Company leases its office space, equipment, software, furniture and vehicles under noncancellable lease agreements expiring at various dates through December 2004. The future minimum annual commitments related to these leases, excluding those fully accrued as discussed in Note 4, and to the Company's capital lease obligations are as follows:

                                                 Capital           Operating
            Year ended December 31,              Leases              Leases
-------------------------------------------  --------------      -------------

2002 ......................................  $    1,158,403      $     540,993
2003 ......................................         662,580            561,794
2004 ......................................          56,436            581,003
                                            ---------------    ---------------
      Total minimum lease payments ........       1,877,419      $   1,683,790
                                                                 =============
Less- amount representing interest ........         204,755
                                             --------------
Lease obligations reflected as current
   ($1,044,065) and noncurrent
   ($628,599) at December 31, 2001 ........  $    1,672,664
                                             ==============

Total rent expense was $920,726 and $590,349 in 2001 and 2000, respectively.

       Letter of Credit

The Company has a standby letter of credit in the amount of $150,000 as collateral on their office lease.

       Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's financial position or results of operations.

       Significant Customers

A significant portion of the Company's billings is derived from large customers. Of the Company's total billings in 2001, two individual customers accounted for approximately 18% and 14%, respectively. Of the Company's total billings in 2000, two individual customers accounted for approximately 21% and 20%, respectively. No other customer accounted for 10% or more of the Company's billings in either 2001 or 2000.

CELLIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

13   EMPLOYEE BENEFIT PLAN

On January 1, 1999, the Company adopted a 401(k) Plan which permits contributions by the Company's employee's. No employer contributions were made in 2001 or 2000.

14   SUBSEQUENT EVENTS

On January 14, 2002, the Company was acquired by Davox. Pursuant to the merger agreement dated January 10, 2002, Davox issued an aggregate of 544,366 shares of its common stock, with an equivalent value of $5.3 million and $9,259,313 in cash in exchange for all of the outstanding shares of capital stock of the Company. Additionally, Davox made payments totaling $920,741 to satisfy certain obligations of Cellit shareholders. Each outstanding share of capital stock of Cellit converted into the right to receive the following consideration:

     o Each share of Series A was converted into the right to receive approximately 0.019 shares of Davox common stock and approximately $0.269 in cash.

     o Each share of Series B was converted into the right to receive approximately 0.044 shares of Davox common stock and approximately $0.625 in cash.

     o Each share of Common Stock was converted into the right to receive a cash payment equal to approximately $0.095.

Proceeds of the sale were used to pay-off the Company's outstanding obligations under its line of credit agreement and short-term note payable. All outstanding options and warrants were terminated.

As of the date of acquisition, the combined company began conducting business under the name Concerto Software.